AMENDED AND RESTATED PURCHASE AGREEMENT

(VILLEBON PROPERTY)

dated

February 15th , 2009

between

LITEWAVE CORPORATION and ST. GEORGES MINERALS, INC.

and

FANCAMP RESOURCES INC. and SHERIDAN PLATINUM GROUP LTD.

PURCHASE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AGREEMENT is dated for reference as of the 15st day of February, 2009 (the "**Agreement**")

BETWEEN:

FANCAMP EXPLORATION LTD., a company incorporated under the laws of British Columbia, having a business address at 7290 Gray Avenue, Burnaby, British Columbia, V5J 3Z2, represented by Peter Smith;

AND:

SHERIDAN PLATINUM GROUP LTD., a company incorporated under the laws of Ontario, having a business address at 1614, 150 York Street, Toronto, Ontario, M5H 3S5, represented by Patrick Sheridan Sr;

(the "**Vendor**")

AND:

LITEWAVE CORP., a company incorporated under the laws of Nevada, having a business address at 595 Howe St., Vancouver, BC, V6C 2T5, represented by François Dumas.

AND:

ST. GEORGES MINERALS, INC., a company duly continued under the laws of Washington State, having a Quebec representation office at 2020 University Street, Suite 2040, Montreal, Quebec, H3A 2A5, represented by François Dumas

(the "**Purchasers**")

WHEREAS:

A. The Vendor is the legal and beneficial holder of the FNC and SPG mining claims (the "**FNC/SPG Claims**") and the Tectonic mining claims (the "**Tectonic Claims**") as more particularly described in Schedule "B" attached hereto (collectively the "**Property**");

B. The Vendor has agreed to grant an exclusive right to each of the Purchasers to acquire, subject to the terms and conditions of this Agreement, a 50% interest in the Property; and

C. Each of the Purchaser wish to acquire a 50% interest in the Property on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT the parties hereto agree as follows:

1. INTERPRETATION

1.01 <u>Definitions</u>

Where used herein or in any schedule or amendment hereto, unless the context otherwise requires, each of the following words and phrases shall have the meanings set forth hereinafter:

(a) "Property" means the Property as defined in Schedule "A";

(b) "NSR" or "Net Smelter Return" means net smelter returns as defined in Schedule "B"; and

(c) "Party" means a party to this Agreement.

1.02 Schedules

The following are the schedules attached to and incorporated into this Agreement by reference and deemed to be part hereof:

Schedule A – Property
Schedule B – NSR

1.03 Governing Law

This Agreement shall in all respects be governed by and be construed in accordance with the laws in force in the Province of Quebec and subject to the exclusive jurisdiction of the courts of the Province of Quebec. In addition, this Agreement shall be subject to all applicable laws, rules and regulations of public bodies having jurisdiction over the development or operation of the Property.

1.04 Severability

If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

1.05 Parties in Interest

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

1.06 Included Words

Wherever the singular or the masculine are used herein the same shall be deemed to include the plural or the feminine or the body politic or corporate where the context or the parties so require, and vice versa.

1.07 Headings

The headings to the Sections and paragraphs of this Agreement are inserted for convenience only and shall not affect the construction hereof.

1.08 References

Unless otherwise stated, a reference herein to a numbered or lettered Section or paragraph refers to the section or paragraph bearing that number or letter in this Agreement. A reference to "this Agreement" or herein, hereof, hereunder or other like words means this Agreement, including the Schedules hereto, together with any amendments thereto.

1.09 Currency

All references to currency in this Agreement are to the lawful money of Canada unless otherwise stated.

2. PURCHASE OF PROPERTIES

2.01 Purchase of Properties

The Vendor hereby agrees to sell a 50% interest in the Property in favour of each of the Purchasers in exchange of the following consideration:

(a) St. Georges Minerals, Inc. issuing a total of 2,250,00 common shares of St. Georges Minerals, Inc. to the Vendor as follow:

(i) 1,125,000 within 30 days of the signing of this agreement; and
(ii) an additional 1,125,000 common shares of St. Georges Minerals, Inc. within 6 months and a day of the initial issuance date in (a)(i);

(b) Litewave Corp. paying a total of $200,000 to the Vendor, as follows:

(i) $50,000 by the 15th of November 2010; and
(ii) $150,000 by the 15th of February 2011.

(c) a 2% NSR on the FNC/SPG Claims in favour of the Vendor;

(d) a 3% NSR on the Tectonic Claims in favour of Tectonic;

(e) each Purchaser paying an advance royalty payment of $20,000 a year beginning at the end of year three (3); and

(f) the purchaser shall assume the terms of the previous agreement between Fancamp/SPG and Tectonic as outlined in Schedule "C".

2.02 Area of interest

The agreement includes a 15 kilometres of influence in favour of both the Vendor and the Purchasers.

2.03 Purchaser default

In case the Purchasers do not meet of the obligations described in 2.01 above the Vendor should notify the Purchasers and within 10 days of receiving the notice, the Purchaser which is not default will have the possibility to execute the defaulted obligation and acquire the defaulting Purchaser 50% interest in the Property.

2.04 Buy-back of 50% of NSR

(a) At any time, the Purchasers may buy back from the Vendor up to 50% of the NSR as described in 2.01 (c) above for a total amount of $1,000,000, leaving a 1% NSR; and

(b) At any time, the Purchasers may buy back from Tectonic up to 50% of the NSR as described in 2.01 (d) above for a total amount of $1,000,000, leaving a 1.5% NSR.

2.05 Abandonment of the Properties

In the event that the Purchaser abandons the properties, they shall be returned to the Vendor in good standing.

3. REPRESENTATIONS AND WARRANTIES

3.01 <u>The Vendor's Representations and Warranties</u>

The Vendor represents and warrants to the Purchaser that:

(a) This Agreement has been validly and effectively approved and authorized by the Vendor and has been duly executed and delivered by the Vendor;

(b) The Vendor is the recorded title holder of the Property and it has good and sufficient right, power and authority to enter into and deliver this Agreement and to perform the transactions contemplated hereby, and the provisions hereof constitute legal, valid and binding obligations of the Vendor enforceable in accordance with their terms;

(c) Neither the execution and delivery of this Agreement, nor compliance by the Vendor with any of the provisions hereof conflicts with or results in a breach of or default under any lien, charge, encumbrance or adverse claim against or on the Property under any of the terms, conditions or provisions of any agreement or instrument to which the Vendor is a party or any judgment, order, law or governmental or administrative regulation or restriction applicable to the Vendor;

(d) There are no actions, suits, claims, proceedings, litigation or investigations pending or to the best of the Vendor's knowledge after due investigation, threatened, or judgments outstanding and unsatisfied against or affecting the Vendor, any part of or all of the Property, or this Agreement;

(e) The lands comprised in the Property have been duly and validly located and recorded under the law and jurisdiction in which they are situated and are in good standing in the appropriate mining recorders office on the date hereof;

(g) There are no royalties, fees or monies payable or required to be paid to any person with regard to the Property other than the NSR; and

(h) To the best of the Vendor's knowledge, information and belief, all previous work conducted on the Property was conducted in compliance with all applicable laws.

3.02 <u>The Purchaser's Representations and Warranties</u>

The Purchaser represents and warrants to the Vendor that:

(a) The Purchaser **"St. Georges Minerals, Inc."** is a corporation duly continued under the laws of the State of Washington and is a valid and subsisting corporation in good standing under the laws of Washington State;

(b) The Purchaser **"Litewave Corp."** is a corporation duly incorporated under the laws of the State of Nevada and is a valid and subsisting corporation in good standing under the laws of Nevada;

(c) This Agreement has been validly and effectively approved and authorized by all necessary corporate action on the part of the Purchaser and has been duly executed and delivered by the Purchaser;

(d) The Purchaser has good and sufficient right, power and authority to enter into and deliver this Agreement and to perform the transactions contemplated hereby and this Agreement and the provisions hereof constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their terms; and

(e) Neither the execution and delivery of this Agreement, nor compliance by the Purchaser with any of the provisions hereof or thereof conflicts with or results in a breach of or default under any lien, charge, encumbrance or adverse claim against or on the Property under any of the terms, conditions or provisions of the constating documents or any directors' or shareholders' resolution of the Purchaser or any agreement or instrument to which the Purchaser is a party or any judgment, order, law or governmental, or administrative regulation or restriction applicable to it.

3.03 Survival of Representations

All representations and warranties granted or assented to in this Agreement, will survive the signing of this Agreement and each such representation and warranty is a condition of this Agreement, any or all of which conditions may be waived in whole or in part by the party for whose benefit the representation is made.

4. RIGHTS AND COVENANTS RELATING TO THE PROPERTY

4.01 Right to Explore

Subject to applicable Quebec laws and regulations, the Purchaser shall have the exclusive right to enter upon the Property and to explore and prospect for ores and minerals thereon, subject to the conditions attaching to the Property. The rights of the Purchaser under this Section shall be subject to Quebec laws and regulations and shall include all rights held or exercisable by the Vendor which rights include, but are not limited to, the right to:

(a) Build roads and erect temporary structures upon the surface of the Property for use by the Purchaser and its contractors and their respective personnel and equipment, subject to applicable Quebec Government regulations and permitting requirements;

(b) Carry out surface and underground exploration on the Property for ores and minerals in respect of which the mineral claim comprising the Property are validly issued including, without limitation, by collecting samples for test metallurgical work;

(c) Conduct any other geological, geophysical or geochemical evaluation, testing or assaying of the Property;

(d) Use any surface and underground water rights, if any, in or upon or appurtenant to the Property and make application for any such rights as may be required in the circumstances, and to use all reciprocal rights which any of the Property may have with respect to other Property in the area;

(e) With the prior approval of the Vendor, in the name of the Vendor, apply for all permits, licenses and other approvals deemed necessary or appropriate by the Purchaser in connection with the conduct of exploration activities; and

(f) Do all things which are incidental to or which may be useful, desirable or convenient in the exercise of rights or in the performance of obligations granted to the Purchaser hereunder.

The Purchaser shall have control of all exploration activities on or for the benefit of the Property and of all equipment supplies, machinery and other assets purchased or otherwise acquired for use in connection with such exploration activities. The Purchaser shall pay or cause to be paid the costs of all labour performed upon or material furnished to the Property by it or at its request.

4.02 Site Responsibility

The Purchaser shall comply with applicable Quebec laws and regulations, municipal and local laws, regulations, orders and approval of all governmental authorities relating to environmental matters in

connection with the use, maintenance and operation of the Property and the conduct of business and operations related thereto. The Purchaser shall indemnify and save harmless the Vendor from and against any and all liabilities, losses, claims, damages (including, without limitation, penalties, fines and monetary sanctions but excluding lost profits and any other consequential damages whatsoever), costs, lawyer's fees and disbursements on a solicitor and his own client basis, court costs, accountant's fees and expenses and all other out-of-pocket expenses in connection with or arising in any manner whatsoever out of the breach of the covenant of the Purchaser contained in this Section, provided however, that the Purchaser's covenant contained in this Section does not apply to environmental matters related to the Property which took place prior to the date of this Agreement.

4.03 Reclamation

The Purchaser will be responsible for reclamation of all disturbances caused from activities on the Property, and to the extent possible, the Purchaser will conduct reclamation concurrently with disturbance. The Purchaser will undertake rehabilitation in terms of Quebec law and regulations and closure monitoring of the Property to the extent required by Quebec laws and regulations. Notwithstanding termination of the Agreement, the Purchaser shall, subject to the Vendor agreeing otherwise, have the obligation within 3 months following the termination of the Agreement to remove from the Property all buildings, plant equipment, machinery, tools, appliances and supplies that have been brought onto the Property by the Purchaser.

4.04 Assessment Work

On termination of this Agreement, the Purchaser shall leave the Property in good standing with respect to the filing of assessment work for a period of not less than 365 days after the date of termination, free and clear of all liens, charges and encumbrances arising from the Purchaser's operations hereunder (except for taxes not yet due) and in good standing with respect to all applicable environmental, safety and other statutory rules, regulations and orders arising from or applicable to work done on the Property by the Purchaser.

5. TERM AND TERMINATION

5.01 Termination by Notice

The Purchaser may terminate this Agreement at any time upon giving not less than thirty (30) days written notice to the Vendor.

5.02 Default

No party will be in default of any of its obligations under this Agreement or deprived of any of its rights hereunder until notice of the alleged default has been given to the other party and such default has not been remedied or such other party has not in good faith commenced to take action to remedy such default within 30 days after the receipt of such notice and has not diligently proceeded with such remedying.

6. FORCE MAJEURE

6.01 Extension of Time

If the Purchaser is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strike, lock-out, labour shortages, power shortages, fuel shortages, fire, war, act of God, governmental regulation restricting normal operations, shipping delays or any other reason or reasons (other than lack of funds) beyond the control of the Purchaser, the time limited for the performance by the Purchaser of its obligations hereunder shall be extended by a reasonable period of time.

6.02 Notice

The Purchaser shall give prompt notice to the Vendor of each event of force majeure and upon cessation of such event shall furnish the Vendor with notice to that effect.

7. ARBITRATION

7.01 Disputes

The parties agree that all questions or matters in dispute shall be submitted to and settled by arbitration pursuant to the terms hereof.

7.02 Notice

It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 30 days prior written notice of its intention to do so to the other party together with particulars of the matter in dispute. On the expiration of such 30-day period, the party who gave such notice may proceed to refer the dispute to arbitration as provided in paragraph 7.03.

7.03 Arbitration

The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within 30 days after receiving such notice, appoint an arbitrator and the two arbitrators so named, before proceeding to act, shall, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 30 days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator, and if the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the laws of the Province of Quebec relating to commercial arbitrations. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure. This arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.

7.04 Binding Decision

The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

8. GENERAL PROVISIONS

8.01 No Partnership

This Agreement is not intended to, and shall not be deemed to, create any partnership relation between the parties hereto, including without limitation a mining partnership or commercial partnership. The obligations and liabilities of the parties hereunder shall be several and not joint and neither party shall have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of the other party, other than as expressly granted herein. Nothing herein contained shall be deemed to constitute any party the partner, agent or legal representative of the other party or to create any fiduciary relationship between the parties. Each party agrees to indemnify and hold the other party harmless from and against any and all losses, claims, damages and liabilities arising out of any act taken by or on behalf of such first-mentioned

party in connection with this Agreement, except pursuant to authority expressly granted herein or otherwise agreed to between the parties. For the purposes of such indemnity, the reference to each party includes the directors, officers, employees and agents of that party.

8.02 Compliance with Laws

In the conduct of its operations on the Property, the Purchaser shall be responsible for compliance with applicable laws and regulations, including laws and regulations related to exploration, mining and reclamation and the Purchaser shall bear and pay the costs related thereto.

8.03 Notice

Any notice, election, proposal, objection or other document required or permitted to be given hereunder ("Notices") shall be in writing addressed to the parties as follows:

To the Vendor:

Fancamp Exploration Ltd. & Sheridan Platinum Group ltd.,
c/o 340 Victoria Avenue
Westmount, Quebec H3Z 2M8
Tel: (514) 481-3172
Fax: (514) 481-8943

Attention: Peter Smith and Patrick Sheridan Sr.

To the Purchaser:

Litewave Corp. & St-Georges Minerals Inc.,
Montreal corporate secretary office,
c/o 2020 University Street, Suite 2000
Montreal, Quebec H3A 2A5
Tel: (514) 295-9878
Fax: (514) 843-9208

Attention: François Dumas

All Notices shall be given by personal delivery, or prepaid registered mail, return receipt requested. All Notices shall be effective and shall be deemed delivered as follows:

(a) If by personal delivery, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery;

(b) If by prepaid registered mail on the next business day after actual receipt.

A party may at any time change its address for future Notices hereunder by Notice in accordance with this Section 8.03.

8.04 Further Assurances

Each of the parties hereby covenants and agrees to execute all further and other documents and instruments and to do all further and other things that may be necessary to implement and carry out the intent of this Agreement.

8.05 Confidentiality

The Vendor and the Purchaser will, subject to regulatory requirements, maintain the highest level of confidentiality with respect to this Agreement and the Property.

8.06 Entire Agreement

This Agreement, including the Schedules hereto, shall constitute the entire agreement of the parties with respect to the Property and the subject matter hereof, all previous agreements with respect thereto being expressly rescinded and replaced hereby, and no modification or alteration of this Agreement shall be effective unless in writing executed subsequent to the date hereof by both of the parties. No prior written or contemporaneous oral promises, representations or agreements shall be binding upon the parties.

8.07 Counterparts

This Agreement may be executed in one or more counterparts and by facsimile, which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 15th day of February, 2009.

FANCAMP EXPLORATION LTD.

By:

Authorized Signatory

ST. GEORGES MINERALS, INC.

By:

Authorized Signatory

SHERIDAN PLATINUM GROUP LTD.

By:

Authorized Signatory

LITEWAVE CORP.

By:

Authorized Signatory

SCHEDULE "B"

NET SMELTER RETURNS ROYALTY

Pursuant to the attached Agreement the Vendor and Tectonic (collectively the "Royalty Holder") may become entitled to a royalty based on a percentage of Net Smelter Returns payable by the Purchasers (the "Participant") pursuant to Section 2.01 of the Agreement.

1. Royalty.

1.1 The Participant shall pay to the Royalty Holder the Royalty, being a perpetual production royalty in the amount of a 2.0% Net Smelter Return to the Vendor and a 3% Net Smelter Return to Tectonic (as hereinafter described) from the sale of all Minerals produced from the Property, determined in accordance with the provisions of this Schedule. For purposes of this Schedule, the term "Minerals" shall mean any and all metals and minerals of whatever kind and nature in, under or upon the surface or subsurface of the Property (including, without limitation metals, precious metals, base metals, industrial minerals, gems, diamonds, commercially valuable rock, aggregate, clays and diatomaceous earth, hydrocarbons, and oil and gas, and other minerals which are mined, excavated, extracted or otherwise recovered). The 2.0% Royalty to the Vendor shall apply to 100% of the FNC/SPG Claims and the 3% Royalty to Tectonic Royalty shall apply to 100% of the Tectonic Claims (collectively the "Royalty").

1.2 For Precious Metals. "Net Smelter Returns", in the case of gold, silver, and platinum group metals ("Precious Metals"), shall be determined by multiplying (a) the gross number of troy ounces of Precious Metals recovered from production from the Property during the preceding calendar month ("Monthly Production") delivered to the smelter, refiner, processor, purchaser or other recipient of such production (collectively, "Payor"), by (b) for gold, the average of the London Bullion Market, Afternoon Fix, spot prices reported for the preceding calendar month (the "Applicable Spot Price"), and for all other Precious Metals, the average of the New York Commodities Exchange final spot prices reported for the preceding calendar month for the particular Mineral for which the price is being determined, and subtracting from the product of Subsections 1.2(a) and 1.2(b) only the following if actually incurred: (i) charges imposed by the Payor for refining bullion from doré or concentrates of Precious Metals ("Beneficiated Precious Metals") produced by the final mill or other final processing plant; however, charges imposed by the Payor for smelting or refining of raw or crushed ore containing Precious Metals or other preliminarily processed Precious Metals shall not be subtracted in determining Net Smelter Returns; (ii) penalty substance, assaying, and sampling charges imposed by the Payor for refining Beneficiated Precious Metals contained in such production; and (iii) charges and costs, if any, for transportation and insurance of Beneficiated Precious Metals from the final mill or other final processing plant to places where such Beneficiated Precious Metals are smelted, refined and/or sold or otherwise disposed of.

1.3 If the refining of bullion from the Beneficiated Precious Metals contained in such production is carried out in custom toll facilities owned or controlled, in whole or in part, by the Participant or its Affiliates, which facilities were not constructed solely for the purpose of refining Beneficiated Precious Metals or Other Minerals from the Property, then charges, costs and penalties for such refining shall mean the amount the Participant would have incurred if such refining were carried out at facilities not owned or controlled by the Participant then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by the Participant with respect to such refining. If the Participant receives insurance proceeds for loss of production of Precious Metals, the Participant shall pay to the Royalty Holder the Royalty percentage of any such insurance proceeds which are received by the Participant for such loss of production.

1.4 For Other Minerals. "Net Smelter Returns", in the case of all Minerals other than Precious Metals and the beneficiated products thereof ("Other Minerals"), shall be determined by multiplying (a) the

gross amount of the particular Other Mineral contained in the Monthly Production delivered to the Payor during the preceding calendar month by (b) the average of the New York Commodities Exchange final daily spot prices reported for the preceding calendar month of the appropriate Other Mineral, and subtracting from the product of Subsections 1.4(a) and 1.4(b) only the following if actually incurred: (i) charges imposed by the Payor for smelting, refining or processing Other Minerals contained in such production, but excluding any and all charges and costs related to the Participant 's or Affiliates' mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; (ii) penalty substance, assaying, and sampling charges imposed by the Payor for smelting, refining, or processing Other Minerals contained in such production, but excluding any and all charges and costs of or related to the Participant 's and its Affiliates' mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; and (iii) charges and costs, if any, for transportation and insurance of Other Minerals and the beneficiated products thereof from the final mill or other final processing plant to places where such Other Minerals are smelted, refined and/or sold or otherwise disposed of. If for any reason the New York Commodities Exchange does not report spot pricing for a particular Other Mineral, then the Parties shall mutually agree upon an appropriate pricing entity or mechanism that accurately reflects the market value of any such Other Mineral.

1.5 If smelting, refining, or processing of Other Minerals are carried out in custom toll facilities owned or controlled, in whole or in part, by the Participant or its Affiliates, which facilities were not constructed solely for the purpose of milling or processing Other Minerals from the Property, then charges, costs and penalties for such smelting, refining or processing shall mean the amount the Participant would have incurred if such smelting, refining or processing were carried out at facilities not owned or controlled by the Participant then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by the Participant with respect to such smelting and refining. If the Participant receives insurance proceeds for loss of production of Other Minerals, the Participant shall pay to the Royalty Holder the Royalty percentage of any such insurance proceeds which are received by the Participant for such loss of production.

1.6 Payments of Royalty In Cash or In Kind. Royalty payments shall be made to the Royalty Holder as follows:

(a) The Royalty payments shall be payable on or before the later of ten (10) days after the Participant receives payment from the Payor or the twenty-fifth (25th) day of the month following the calendar month in which the minerals subject to the Royalty were shipped to the Payor by the Participant. For purposes of calculating the cash amount due to the Royalty Holder, Precious Metals and Other Minerals will be deemed to have been sold or otherwise disposed of at the time refined production from the Property is delivered, made available, or credited to the Participant by a mint or refiner. The price used for calculating the cash amount due for Royalty on Precious Metals or Other Minerals shall be determined in accordance with Section 1.2 and Section 1.4 as applicable. The Participant shall make each Royalty payment to be paid in cash by delivery of a check payable to the Royalty Holder and delivering such check to the Royalty Holder at the address listed in this Agreement, or to such other address as the Royalty Holder may direct or by direct bank deposit to the Royalty Holder's account as the Royalty Holder shall designate. Should default be made in any cash payment when due for Royalty and such default exists ten (10) days following Notice of non-payment, then all unpaid amounts then due shall bear interest at the rate of five percent (5%) per annum commencing from and after such payment due date until paid.

(b) Detailed Statement. All Royalty payments or credits shall be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheets from the Payor.

1.7 Monthly Reconciliation. (a) On or before the later of ten (10) days after the Participant receives payment from the Payor or the twenty-fifth (25th) day of the month, the Participant shall make an interim settlement based on the information then available of such Royalty then due, by paying not less than

ninety-five percent (95%) of the anticipated final settlement of cash Royalty payments. (b) The Parties recognize that a period of time exists between the production of ore, the production of doré or concentrates from ore, the production of refined or finished product from doré or concentrates, and the receipt of Payor's statements for refined or finished product. As a result, the payment of the Royalty will not coincide exactly with the actual amount of refined or finished product produced from the Property for the previous month. The Participant will provide final reconciliation promptly after settlement is reached with the Payor for all lots sold or subject to other disposition in any particular month. (c) If the Royalty Holder has been underpaid for any provisional payment, the Participant shall pay the difference with such payment being made at the time of the final reconciliation. If the Royalty Holder has been overpaid in the previous calendar month, the Royalty Holder shall make a payment to the Participant of the difference by check.

1.8 Hedging Transactions. All profits and losses resulting from the Participant 's sales of Precious Metals or Other Minerals, or the Participant engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations (collectively, "Hedging Transactions") are specifically excluded from Royalty calculations pursuant to this Agreement. All Hedging Transactions by the Participant and all profits or losses associated therewith, if any, shall be solely for the Participant 's account. The Royalty payable on Precious Metals or Other Minerals subject to Hedging Transactions shall be determined as follows: (a) *Affecting Precious Metals*. The amount of Royalty to be paid on all Precious Metals subject to Hedging Transactions by the Participant shall be determined in the same manner as provided in Subsection 1.2, with the understanding and agreement that the average monthly spot price shall be for the calendar month preceding the calendar month during which Precious Metals subject to Hedging Transactions are shipped by the Participant to the Payor. (b) *Affecting Other Minerals*. The amount of Royalty to be paid on all Other Minerals subject to Hedging Transactions by the Participant shall be determined in the same manner as provided in Subsection 1.4, with the understanding and agreement that the average monthly spot price shall be for the calendar month preceding the calendar month during which Other Minerals subject to Hedging Transactions are shipped by the Participant to the Payor.

1.9 Commingling. The Participant shall have the right to commingle Precious Metals and Other Minerals from the Property with minerals from other properties. Before any Precious Metals or Other Minerals produced from the Property are commingled with minerals from other properties, the Precious Metals or Other Minerals produced from the Property shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content, applied on a consistent basis. Representative samples of the Precious Metals or Other Minerals shall be retained by the Participant and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine gross metal content of Precious Metals or gross metal or mineral content of Other Minerals. The Participant shall retain such analyses for a reasonable amount of time, but not less than twenty-four (24) months, after receipt by the Royalty Holder of the Royalty paid with respect to such commingled Minerals from the Property, and shall retain such samples taken from the Property for not less than thirty (30) days after collection.

1.10 Purchase Option. The Participant shall have the exclusive right and option, exercisable at any time, to purchase the entirety of the Royalty for the total sum of one million Dollars ($ 1,000,000), payable in cash within thirty days of the receipt by the Royalty Holder of a written notice that such purchase option is to be exercised, subject only to receipt by the Participant of all documents deemed necessary by counsel for the Participant to reflect the purchase and cancellation of the Royalty.

2. Stockpilings and Tailings. All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively "Materials") resulting from the Participant's operations and activities on the Property shall be the sole property of the Participant, but shall remain subject to the Royalty should the Materials be processed or reprocessed, as the case may be, in the future and result in the production and sale or other

disposition of Precious Metals or Other Minerals. Notwithstanding the foregoing, the Participant shall have the right to dispose of Materials from the Property on or off of the Property and to commingle the same (as provided herein) with materials from other properties. If Materials from the Property are processed or reprocessed, as the case may be, and regardless of where such processing or reprocessing occurs, the Royalty payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

3. Term. The Royalty created hereby shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, the Royalty shall constitute a vested interest in and a covenant running with the land affecting the Property and all successions thereof whether created privately or through governmental action and shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns so long as the Participant or any successor or assign of the Participant holds any rights or interests in the Property. The Parties do not intend that there be any violation of the rule of perpetuities. If, however, such violation should inadvertently occur, a court may reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

4. Real Property Interest and Relinquishment of Property. The Royalty shall attach to any amendments, relocations or conversions of any mining claim, license, or lease, concession, permit, patent or other tenure comprising the Property, or to any renewals or extensions thereof. The Royalty shall, if allowed by law, be a real property interest that runs with the Property and shall be applicable to the Participant and its successors and assigns of the Property. If the Participant or any Affiliate or successor or assign of the Participant surrenders, allows to lapse or otherwise relinquishes or terminates its interest in any of the Property and within a period of two (2) years after the effective date of relinquishment or abandonment reacquires a direct or indirect interest in the land covered by the former Property, then from and after the date of such reacquisition such reacquired Property shall be included in the Property and the Royalty shall apply to such interest so acquired. The Participant shall give written Notice to the Royalty Holder within ten (10) days of any acquisition or reacquisition of the Property.

5. No Obligation to Mine. The Participant shall have sole discretion to determine the extent of its mining of the Property and the time or the times for beginning, continuing or resuming mining operations with respect thereto. The Participant shall have no obligation to the Royalty Holder or otherwise to mine any of the Property. The parties agree that no implied covenants or duties relating to exploration, development, mining or the payment of Royalties provided for herein shall affect any of their respective rights or obligations hereunder, and that the only covenants or duties which affect such rights and obligations shall be those expressly set forth and provided for in this Agreement.

6. Registration on Title. Following the Commencement of Commercial Production the Royalty Holder may register or record against title to the Property this Agreement to secure payment from time to time and protect the Royalty Holder's right to receive the Royalty.

7. Reporting, Records and Audits, Inspections, New Resources or Reserves and Confidentiality.

7.1 Reporting. No later than March 1 of each year, the Participant shall provide to the Royalty Holder with an annual report of activities and operations conducted with respect to the Property during the preceding calendar year, and from time to time shall provide such additional information as the Royalty Holder may reasonably request. Such annual report shall include details of: (a) the preceding year's activities with respect to the Property; (b) ore reserve data for the calendar year just ended; and (c) estimates of anticipated production and estimated remaining ore reserves with respect to proposed activities for the Property for the current calendar year.

7.2 Records and Audits. The Royalty Holder shall have the right at its cost, upon reasonable Notice to the Participant, to inspect and copy all books, records, technical data, information and materials

(the "Data") pertaining to the Participant 's activities with respect to the Property; provided that such inspections shall not unreasonably interfere with the Participant's activities with respect to the Property. The Participant makes no representations or warranties to the Royalty Holder concerning any of the Data or any information contained in the annual reports, and if the Royalty Holder relies on any such Data or information, it does so at its sole risk. The Royalty Holder shall be entitled to enter the mine workings and structures on the Property at reasonable times upon reasonable advance Notice for inspection thereof, but the Royalty Holder shall so enter at its own risk and shall indemnify and hold the Participant and its Affiliates harmless against and from any and all loss, costs, damage, liability and expense (including but not limited to reasonable attorneys' fees and costs) by reason of injury to the Royalty Holder or its agents or representatives or damage to or destruction of any property of the Royalty Holder or its agents or representatives while on the Property on or in such mine workings and structures, unless such injury, damage, or destruction is a result, in whole or in part, of the negligence of the Participant.

7.3 New Resources or Reserves. If the Participant establishes a mineral resource or mineral reserve on any of the Property, the Participant shall provide to the Royalty Holder the amount of such resource or reserve as soon as practicable after the Participant makes a public declaration with respect to the establishment thereof.

7.4 Confidentiality. Except for recording this Agreement, the Royalty Holder shall not, without the prior written consent of the Participant, which shall not be unreasonably delayed or withheld, knowingly disclose to any third party data or information obtained pursuant to this Agreement which is not generally available to the public; provided, however, the Royalty Holder may disclose data or information so obtained without the consent of the Participant: (a) if required for compliance with laws, rules, regulations, policies, orders or other requirements of a governmental agency or stock exchange; (b) to any of the Royalty Holder 's consultants or advisors;, provided, however, that any such third party to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first be notified in writing of its obligation to protect the confidential nature of such information to the same extent the Royalty Holder is obligated under this section.

8. General Provisions.

8.1 Definitions. In this Schedule the following terms shall have the following meanings:

"Applicable Spot Price" has the meaning described in Section 1.2.

"Beneficiated Precious Metals" has the meaning described in Section 1.2.

"Business Day" means any calendar day other than a Saturday or Sunday or any statutory holiday or civic holiday in the Province of Quebec, Canada.

"Data" has the meaning described in Section 7.2.

"Hedging Transactions" has the meaning described in Section 1.8.

"Materials" has the meaning described in Article 2.

"Minerals" has the meaning described in Section 1.1.

"Monthly Production" has the meaning described in Section 1.2.

"Net Smelter Returns" has the meaning described in Section 1.2 and Section 1.4, as applicable.

"Other Mineral(s)" has the meaning described in Section 1.4.

"Payor" has the meaning described in Section 1.2.

"Precious Metals" has the meaning described in Section 1.2.

8.2 Assignment. Except as otherwise provided in this Agreement, the Royalty Holder shall not have the right to assign, transfer or convey any of its rights, interests, and obligations with respect to the Property, including the Royalty, without the prior written consent of the Participant.

8.3 Maintenance of the Property. At any time and from time to time, the Participant may elect to abandon all or any part or parts of the Property that it no longer desires to maintain.

8.4 Conduct of Operations. All decisions concerning methods, the extant, times, procedures and techniques of any exploration, development, mining, leaching, milling, processing, extraction treatment, if any, and the materials to be introduced into the Property or produced therefrom, and all decisions concerning the sale or other disposition of Minerals (including, without limitation, decisions as to buyers, times of sale, whether to store or stockpile Minerals for a reasonable length of tune without selling the same) shall be made by the Participant, acting reasonably in the circumstances.

8.5 Lost Minerals. The Participant shall not be responsible for nor obliged to make any Royalty payments for Minerals values lost in any mining or processing of the Minerals conducted pursuant to customary mining and milling practices. The Participant shall not be required to mine or to preserve or protect the Minerals which under customary mining practices cannot be mined or shipped at a reasonable profit by the Participant at the time mined.